Exhibit 99.1

Belo Reports Results for First Quarter 2005

PR Newswire -- April 21, 2005

DALLAS, April 21 /PRNewswire-FirstCall/ -- Belo Corp. (NYSE: BLC) today reported net earnings per share for the first quarter of 2005 of $0.20, an increase of $0.01 over the first quarter of 2004. Belo's consolidated revenue for the first quarter decreased 1.3 percent while total operating costs and expenses were one percent less than the prior year. Consolidated EBITDA increased slightly while earnings from operations decreased 2.7 percent versus the first quarter of 2004.

In the first quarter of 2005, had Belo expensed stock options, pro forma net earnings per share would have been $0.19 compared to the $0.20 reported today. Pro forma net earnings per share in the first quarter of 2004 would have been $0.17 compared to the reported net earnings per share of $0.19. The Company currently plans to begin expensing stock options in accordance with the new accounting rules in the first quarter of 2006.

First Quarter in Review

Robert W. Decherd, Belo's chairman, president, and chief executive officer, said, "We are pleased with Belo's first quarter results as net earnings per share of $0.20 exceeded first quarter 2004 results despite the absence of significant political revenue at our television stations and the financial impact related to the circulation matter at The Dallas Morning News. First quarter 2005 results reflect our newly-implemented strategic initiatives and effective cost controls.

"First quarter earnings per share were better than the guidance we provided in late February of $0.16 to $0.17 per share mostly due to lower total operating expenses and slightly better than expected revenue in the Newspaper Group.

"The decisive actions taken as a result of the Strategy Review we undertook in 2004 favorably affected first quarter results. The refinement of Texas Cable News operations and programming resulted in an improvement in TXCN's contribution to Other segment EBITDA from a loss of more than $400,000 in the first quarter of 2004 to almost breakeven in the first quarter of 2005. The November 2004 reduction-in-force resulted in a decrease of more than $3 million in direct compensation and benefits in the first quarter of 2005 and contributed significantly to Belo's overall expense reduction. And, eliminating $3.1 million in losses in the first quarter of 2004 from our discontinued cable news partnerships also favorably impacted comparisons.

"The early returns on our decision to integrate interactive media operations into Belo's legacy operating companies are very positive. Our operating teams have embraced the change and are taking advantage of the leverage created by combined operating and selling strategies. Interactive revenues increased a healthy 26 percent for full-year 2004 and grew at an impressive 47 percent rate in the first quarter of 2005."

Television Group revenue decreased 1.8 percent in the first quarter with a 1.5 percent decrease in spot revenues due to the absence of significant political and Super Bowl-related revenue. Political revenues were approximately $500,000 in the first quarter of 2005 compared to $4.5 million in the first quarter of 2004. Super Bowl-related revenues were approximately $100,000 on Belo's FOX affiliate in Tucson in the first quarter of 2005 versus $3.5 million on Belo's five CBS affiliates in the first quarter of 2004. Revenues from Belo's Television Group Web sites were 26 percent greater than the first quarter of the prior year.

Television Group operating costs and expenses decreased 1.6 percent with a one percent decrease in direct compensation and a 3.9 percent decrease in programming expense. All other expenses decreased 1.1 percent. Segment EBITDA for the Television Group decreased 2.9 percent in the first quarter, while earnings from operations decreased 2.2 percent.

Newspaper Group financial results in the first quarter reflect the impact of credit bank usage at The Dallas Morning News. In the first quarter, advertisers used approximately $2.8 million in advertising credits available to them through The Morning News' advertiser plan.

We estimate that approximately 80 percent of these credits offset advertising that otherwise would have been recorded as revenue by The Morning News. There are approximately $400,000 in advertising credits remaining for use in the second through fourth quarters of 2005 as the majority of these credits expired at the end of February.

Newspaper Group total revenue decreased 0.4 percent in the first quarter of 2005, with a decrease of 4.1 percent at The Dallas Morning News, a 0.5 percent increase at The Providence Journal and an increase of more than 11 percent at The Press-Enterprise in Riverside. Advertising revenues for the Newspaper Group decreased 0.8 percent compared with the first quarter of 2004. Excluding classified automotive revenue, which decreased 15 percent, and adjusting for the estimate of revenues displaced by advertising credits at The Dallas Morning News, advertising revenues would have increased about 2.5 percent. Revenues associated with the Newspaper Group's Web sites increased 56 percent in the first quarter.

The retail and general categories decreased 10 percent and 6.7 percent, respectively, in the first quarter, both of which were affected by the use of advertising credits at The Dallas Morning News. Retail was soft in Providence but solid in Riverside. Classified revenues were up 8.4 percent in the first quarter led by a 26 percent increase in classified real estate revenue and a 20 percent increase in classified employment revenue.

The Newspaper Group's new products, principally Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise in Riverside, grew impressively in the first quarter, generating $3.5 million of revenue, a 93 percent increase over revenue of $1.8 million in the first quarter of 2004. Expenses associated with the new products decreased from $4.5 million in the first quarter of 2004 to $3.9 million in the first quarter of 2005. The loss from operations related to these new products improved to a $400,000 loss in the first quarter of 2005 versus a $2.8 million loss in the first quarter of 2004.

Newspaper Group operating costs and expenses were less than the first quarter of 2004 by $2.9 million, or 1.8 percent. Salaries and benefits were $1.7 million less, or 2.4 percent, depreciation and amortization expense was 8.5 percent lower and newsprint expense was flat. Segment EBITDA for the Newspaper Group increased 2.8 percent in the first quarter and earnings from operations increased 7.7 percent.

Revenues in Belo's Other segment, consisting primarily of NorthWest Cable News and Texas Cable News ("TXCN"), decreased 22 percent and expenses decreased 31 percent in the first quarter of 2005 due to the refinement of TXCN's operations and programming. TXCN's contribution to Other segment EBITDA improved by approximately $400,000 in the first quarter of 2005. Total Other segment EBITDA increased to $476,000 in the first quarter of 2005 from $90,000 in the first quarter of 2004. The loss from operations also improved significantly in the first quarter to $147,000 compared with $558,000 in the first quarter of last year.

Corporate operating costs and expenses in the first quarter of 2005 were 22 percent higher than the prior year due primarily to the allocation to the Corporate segment of interactive media expenses previously included in the Interactive Media segment. These expenses relate primarily to product development and the management of the current technology platform of Belo Web sites.

Belo's total depreciation and amortization expense decreased six percent in the first quarter of 2005 compared with the first quarter of 2004. Other income (expense), net is significantly less in the first quarter of 2005 due to the discontinuation in July 2004 of the cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio.

Non-GAAP Financial Measures

A reconciliation of Consolidated EBITDA to net earnings is set forth in an exhibit to this release.

Second Quarter 2005 Outlook

Regarding Belo's outlook for the second quarter of 2005, Decherd said, "Belo's Television Group will cycle against $7.5 million of political revenue generated last year, and we currently expect about $800,000 of political revenue in 2005. In April, Television Group spot revenues, including political, are pacing down three to four percent. For the second quarter overall, we expect Television Group spot revenue to be down low-single digits with spot revenue excluding political up in the low-single digits. In addition, the revenues associated with the Television Group's Web sites should increase from $2 million in the second quarter of 2004 to approximately $3 million this year.

"Newspaper Group revenues are looking considerably stronger in the second quarter than the first quarter. The second quarter will not be significantly affected by advertising credits at The Dallas Morning News since most of the credits have expired. However, the effect of lower circulation levels on preprint revenue at The Dallas Morning News may be greater in the second quarter than the $250,000 effect in the first quarter as some preprint advertisers are expected to adjust to The Morning News' audited circulation figures when released in mid-May.

"We currently expect Newspaper Group advertising revenues to increase in the mid-single digits in April with retail up low-single digits, general flat and classified up mid teens versus the prior year. May advertising revenues are currently expected to increase in the low-single digits. For the second quarter overall, Newspaper Group advertising revenues should increase in the low-to-mid single digits with ad revenues up slightly at The Dallas Morning News, a high-single digit increase at The Providence Journal and a mid-teens increase at The Press-Enterprise.

"Second quarter operating costs and expenses for the total Company are expected to increase five to six percent. Advertising and promotion expense is expected to be significantly higher to support the incremental marketing initiatives in key Belo markets. Other sales-related costs, including direct marketing for newspaper subscription sales and television advertiser incentive costs, will be higher in the second quarter of 2005. And, we cycle against a $2.4 million property tax credit taken in Providence in the second quarter of last year.

"Belo's total depreciation and amortization expense in the second quarter is expected to be slightly lower than last year. Interest expense should be similar to the second quarter of 2004. The effective tax rate for the second quarter should be close to the first quarter 2005 rate of 37.6 percent.

"We continue to expect earnings per share for full-year 2005 to be in the range of $1.17 to $1.24 per share."

Belo expects to update expectations for revenues, operating costs and expenses and net earnings per share for the second quarter at the Mid-Year Media Review on Wednesday, June 22. The Company will also continue to provide information on operating trends in its monthly statistical reports.

As previously noted, the Company's interactive media operations were integrated into Belo's legacy operating companies effective January 1, 2005. For informational purposes, a schedule that restates Belo's 2004 results by segment is included as an attachment to this release.

Circulation Matters

The Company received a subpoena this week from the Dallas County District Attorney's office for documents related to the previously announced circulation overstatement at The Dallas Morning News. Decherd noted, "Since the circulation overstatement was announced last August, the Company has fully cooperated with an extensive internal investigation conducted by a national law firm under the supervision of the Audit Committee of the Company's Board of Directors, as well as with requests for information by the Securities and Exchange Commission, and the Company intends to similarly cooperate with this request.

"The Dallas Morning News has implemented many circulation process improvements over the past eight months and these changes will continue on an orderly schedule throughout 2005. The improvements are comprehensive in scope and are designed to result in a 'best in class' system for distributing and counting newspapers at The Morning News when fully implemented.

"As The Morning News works through these important changes, circulation for the March 2005, September 2005 and March 2006 reporting periods will be affected by disruption to normal distribution processes in addition to the impact of the overstatement.

"Circulation figures for the March 2005 reporting period compare to March 2004 figures that were compiled prior to the August 2004 announcement of the circulation overstatement. The March 2005 figures, which we expect to be audited by the Audit Bureau of Circulations and released in mid-May, should be similar to the estimate we announced publicly in late February -- a decrease of approximately 9 percent daily and 13 percent Sunday.

"We expect circulation at both The Providence Journal and The Press- Enterprise to decrease slightly for the March 2005 reporting period. Circulation at The Journal will be down about one percent both daily and Sunday, and The Press-Enterprise will report a decrease of about two percent daily and three percent Sunday. Despite these decreases, circulation and readership remain strong at these newspapers. The Providence/New Bedford DMA has the second highest penetration rate for adult newspaper readership in the nation, according to Scarborough Research's latest measurement of 75 markets, including the top 50 DMA's. The Providence Journal is read by more than 60 percent of adults in this core market area daily and more than 70 percent of adults on Sunday. The Press-Enterprise has experienced significant growth in circulation over the past several years. Even with the decrease in the March 2005 period, the newspaper's circulation will have grown by 13 percent daily and 7 percent Sunday since the March 1999 reporting period."

About Belo

Belo Corp. is one of the nation's largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with 7,600 employees and $1.5 billion in annual revenues, Belo operates in some of America's most dynamic markets in Texas, the Northwest, the Southwest, Rhode Island, and the Mid-Atlantic. Belo owns 19 television stations, six of which are in the 15 largest U.S. broadcast markets. The Company also owns or operates seven cable news channels and manages one television station through a local marketing agreement. Belo's daily newspapers are The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). The Company also publishes specialty publications targeting young adults, affluent populations and the fast-growing Hispanic market, including Quick and al dia in Dallas/Fort Worth, and the d, El D and La Prensa in Riverside. Belo operates more than 30 Web sites associated with its operating companies. Additional information is available at http://www.belo.com or by contacting Carey Hendrickson, vice president/Investor Relations & Corporate Communications, at 214-977-6626.

Statements in this communication concerning Belo's business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings or other financial and non-financial items that are not historical facts, are "forward-looking statements" as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

Such risks, uncertainties and other factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; The Dallas Morning News circulation matters, including current and future audits of the newspaper's circulation by the Audit Bureau of Circulations; technological changes, including the transition to digital television and the development of new systems to distribute television and other audio-visual content; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Consolidated Statements of Earnings
BELO
In thousands, except per share amounts
(unaudited)

                                             Three months ended
                                                  March 31,
                                         ---------------------------
                                             2005           2004
                                         ------------   ------------
Net Operating Revenues                   $    346,686   $    351,288

Operating Costs and Expenses
    Salaries, wages and employee
     benefits                                 135,458        138,324
    Other production, distribution and
     operating costs                           95,059         92,949
    Newsprint, ink and other supplies          32,105         32,729
    Depreciation                               22,032         23,586
    Amortization                                2,119          2,119
        Total operating costs and
         expenses                             286,773        289,707

        Earnings from operations               59,913         61,581

Other income and expense
    Interest expense                          (22,293)       (22,660)
    Other income (expense), net                   356         (2,893)
        Total other income and expense        (21,937)       (25,553)

Earnings
    Earnings before income taxes               37,976         36,028
    Income taxes                               14,275         13,754

        Net earnings                     $     23,701   $     22,274

Net earnings per share
    Basic                                $        .21   $        .19
    Diluted                              $        .20   $        .19

Average shares outstanding
    Basic                                     114,177        115,344
    Diluted                                   115,821        118,143

Cash dividends declared per share        $      0.100   $      0.095

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Consolidated Condensed Balance Sheets
BELO
In thousands (unaudited)

                                           March 31,    December 31,
                                             2005           2004
                                         ------------   ------------
Assets
    Current assets
        Cash and temporary cash
         investments                     $     29,238   $     28,610
        Accounts receivable, net              222,265        245,077
        Other current assets                   64,828         68,806
    Total current assets                      316,331        342,493

    Property, plant and equipment, net        522,229        536,321
    Intangible assets, net                  2,594,779      2,597,026
    Other assets                              106,871        112,160

Total assets                             $  3,540,210   $  3,588,000

Liabilities and Shareholders' Equity
    Current liabilities
        Accounts payable                 $     48,149   $     75,860
        Accrued expenses                       94,606        100,686
        Other current liabilities              84,917         62,065
    Total current liabilities                 227,672        238,611

    Long-term debt                          1,146,650      1,170,150
    Deferred income taxes                     451,659        451,658
    Other liabilities                          96,708         97,929
    Total shareholders' equity              1,617,521      1,629,652

Total liabilities and shareholders'
 equity                                  $  3,540,210   $  3,588,000

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Industry Segment Information
BELO
In thousands (unaudited)

                                      Three months ended March 31, 2005
                   ------------------------------------------------------------------------
                                                                  Earnings
                                      Net         Operating        (Loss)      Depreciation
                     Segment       Operating      Costs and         from           and
                    EBITDA (A)      Revenues       Expenses      Operations    Amortization
                   ------------   ------------   ------------   ------------   ------------
Television Group   $     57,754   $    156,081   $    108,883   $     47,198   $     10,556
Newspaper Group          40,972        186,884        156,789         30,095         10,877
Other                       476          3,721          3,868           (147)           623
Corporate               (15,138)            --         17,233        (17,233)         2,095
                                  $    346,686   $    286,773   $     59,913   $     24,151

                                    Three months ended March 31, 2004 (B)
                   ------------------------------------------------------------------------
                                                                  Earnings
                                       Net        Operating        (Loss)      Depreciation
                     Segment       Operating      Costs and         from           and
                    EBITDA (A)      Revenues       Expenses      Operations    Amortization
                   ------------   ------------   ------------   ------------   ------------
Television Group         59,496   $    158,897   $    110,631   $     48,266   $     11,230
Newspaper Group          39,838        187,606        159,649         27,957         11,881
Other                        90          4,785          5,343           (558)           648
Corporate               (12,138)            --         14,084   $    (14,084)         1,946
                                  $    351,288   $    289,707         61,581   $     25,705

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

     Note A: Belo's myanagement uses segment EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Segment EBITDA represents a segment's earnings before interest expense, income taxes, depreciation and amortization. Other income (expense), net is not allocated to the Company's operating segments because it consists primarily of equity earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).

     Note B: During the first quarter of 2005, the Company integrated its interactive media businesses and Web sites into their legacy operating companies. As a result, the Company has reclassified the 2004 Interactive Media segment amounts to conform to current year presentation.

GAAP to Non-GAAP Reconciliations
Belo Corp.
In thousands (unaudited)

                                   Three months ended
                                       March 31,
                                ----------   ----------
                                   2005         2004
                                ----------   ----------
Consolidated EBITDA (A)         $   84,420   $   84,393
Depreciation and Amortization      (24,151)     (25,705)
Interest Expense                   (22,293)     (22,660)
Income Taxes                       (14,275)     (13,754)
Net Earnings                    $   23,701   $   22,274

     Note A: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA is not a measure of financial performance under GAAP. Management uses Consolidated EBITDA in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining consolidated performance targets and performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. Consolidated EBITDA is also a common alternative measure of performance used by investors, financial analysts, and rating agencies to evaluate financial performance.

Belo Corp.
Guidance as of 4/21/05

Item                                 Guidance
--------------------------------     -----------------------------------
SECOND QUARTER 2005
Newspaper Group

Newspaper Group advertising          Expected to increase in the low-to-
 revenue                              mid single digits

The Dallas Morning News              Expected to increase slightly
 advertising revenue

The Providence Journal               Expected to increase in the high-
 advertising revenue                  single digits

The Press-Enterprise                 Expected to increase in the mid
 advertising revenue                  teens


Television Group

Television Group spot revenue        Expected to decrease in the low-
                                      single digits

Spot revenue excluding political     Expected to increase in the low-
                                      single digits

Political revenue                    Approximately $800,000


Other Items

Total operating costs and            Expected to increase five to
 expenses                             six percent

Depreciation and amortization        Expected to be slightly lower
 expense

Interest expense                     Expected to be similar to the second
                                      quarter of 2004

Effective tax rate                   Expected to be similar to the first
                                      quarter of 2005

FULL-YEAR 2005
Earnings per share                   Expected to be in the range of $1.17
                                      to $1.24

2004 Quarterly Segment Results of Operations Restated for Interactive
Media
In thousands (unaudited)

                                                                                    Full-Year
Quarter ending          03/31/2004     06/30/2004     09/30/2004     12/31/2004        2004
--------------------   ------------   ------------   ------------   ------------   ------------
Television Group
Net Operating
 Revenues              $    158,897   $    184,288   $    173,613   $    198,629   $    715,427
Operating Costs and
 Expenses                   110,631        111,908        110,804        114,884        448,227
Earnings (Loss) from
 Operations                  48,266         72,380         62,809         83,745        267,200
Depreciation and
 Amortization                11,230         10,850         10,055         10,246         42,381
Segment EBITDA               59,496         83,230         72,864         93,991        309,581

Newspaper Group
Net Operating
 Revenues              $    187,606   $    201,966   $    176,143   $    208,884   $    774,599
Operating Costs and
 Expenses                   159,649        159,559        165,026        166,446        650,680
Earnings (Loss) from
 Operations                  27,957         42,407         11,117         42,438        123,919
Depreciation and
 Amortization                11,881         11,346         10,827         11,273         45,327
Segment EBITDA               39,838         53,753         21,944         53,711        169,246

Other
Net Operating
 Revenues              $      4,785   $      4,892   $      5,322   $      5,209   $     20,208
Operating Costs and
 Expenses                     5,343          5,503          5,570          5,784         22,200
Earnings (Loss) from
 Operations                    (558)          (611)          (248)          (575)        (1,992)
Depreciation and
 Amortization                   648            760            630            629          2,667
Segment EBITDA                   90            149            382             54            675

Corporate
Operating Costs and
 Expenses              $     14,084   $     15,817   $     20,320   $     16,722   $     66,943
Earnings (Loss) from
 Operations                 (14,084)       (15,817)       (20,320)       (16,722)       (66,943)
Depreciation and
 Amortization                 1,946          1,988          1,851          1,990          7,775
Segment EBITDA              (12,138)       (13,829)       (18,469)       (14,732)       (59,168)

Belo Consolidated
Net Operating
 Revenues              $    351,288   $    391,146   $    355,078   $    412,722   $  1,510,234
Operating Costs and
 Expenses                   289,707        292,787        301,720        303,836      1,188,050
Earnings (Loss) from
 Operations                  61,581         98,359         53,358        108,886        322,184
Depreciation and
 Amortization                25,705         24,944         23,363         24,138         98,150
Segment EBITDA               87,286        123,303         76,721        133,024        420,334

     Note: Interactive media operations were integrated into Belo's legacy operating companies effective January 1, 2005, resulting in the elimination of the Interactive Media segment. This schedule restates Belo's 2004 results by segment to consider the allocation of the former Interactive Media segment results to the appropriate remaining segments.

SOURCE  Belo Corp.
    -0-                             04/21/2005
    /CONTACT: Carey Hendrickson, vice president-Investor Relations & Corporate Communications of Belo Corp., +1-214-977-6626/
    /Web site:  http://www.belo.com